Exhibit 99.1

One Tribology Center Oxford, Connecticut 06478 Phone: 203.267.7001 Fax: 203.267.5000 rbcbearings.com

RBC Bearings Announces the Acquisition of Swiss Tool Systems AG

Oxford, CT - Thursday, August 15, 2019 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today announced the acquisition of Swiss Tool Systems AG, from Cross Equity Partners LLP and other private owners for approximately CHF 33.0 million ($33.9 million), to be financed through cash on hand and debt.

“Today we are very pleased to announce the acquisition of Swiss Tool Systems AG. Swiss Tools is a leading world-wide supplier of modular tooling systems and high-precision boring and turning solutions for metal cutting machines. Swiss Tools supplies highly engineered products that are complementary to our collets business in Europe and the U.S. to a customer base that we know well and serve daily. Their manufacturing processes and design expertise align very well with and complement those of RBC Bearings,” said RBC Bearings Chairman, President and Chief Executive Officer, Dr. Michael J. Hartnett. “We are adding a very talented Swiss Tools team who are experts in these products and we are excited to welcome those valued employees to the growing RBC Bearings team.”

With headquarters located in Bürglen, Thurgau, Switzerland, Swiss Tool Systems (www.swisstools.org) is a leading world-wide supplier of modular tooling systems and high-precision boring and turning solutions for metal cutting machines. Annual sales are approximately CHF 11.0 million ($11.3 million) and the company has approximately 50 employees.

Raiffeisen Switzerland acted as the exclusive financial advisor to RBC Bearings.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. The Company is headquartered in Oxford, Connecticut.

Contacts

RBC Bearings

Ernie Hawkins

203-267-5010

ehawkins@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com